EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), which shall be effective as of December 16, 2007, is between Insight Enterprises, Inc., a Delaware corporation (“Company”), and Glynis A. Bryan (“Executive”).

RECITAL

Company has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

In exchange for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERMS OF AGREEMENT.

(a) Initial Term. Executive shall be employed by Company for the duties set forth in Section 2, below, for a two-year term, commencing as of December 17, 2007 and ending on December 17, 2009 (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement.

(b) Renewal Term; Employment Period Defined. On each successive day after the commencement of the Initial Term, without further action on the part of Company or Executive, this Agreement shall be automatically renewed for a new two-year term dated effective and beginning upon each such successive day (a “Renewal Term”); provided, however, that Company may notify Executive, or Executive may notify Company, at any time, that there shall be no renewal of this Agreement, and in the event of such notice, the Agreement shall immediately cease to renew and shall terminate naturally at the end of the then current Renewal Term. No severance or other post-termination compensation will be due or payable in the event of a termination resulting from non-renewal. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of Executive under this or any successor Agreement shall be referred to as the “Employment Period.”

2. POSITION AND DUTIES.

(a) Job Duties. Company does hereby employ, engage and hire Executive as its Chief Financial Officer, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive’s duties and authority during the Employment Period shall be such executive and managerial duties as the Chief Executive Officer of Company, or Chief Executive Officer’s designee, shall reasonably determine. Executive will devote full time on behalf of Company, or such lesser amount of time as the Chief Executive Officer, or Chief Executive Officer’s designee, may determine, reasonable absences because of illness, personal and family exigencies excepted.

(b) Best Efforts. Executive agrees that at all times during the Employment Period Executive will faithfully, and to the best of Executive’s ability, experience and talents, perform the duties that may be required of and from Executive and fulfill Executive’s responsibilities hereunder pursuant to the express terms hereof. Executive’s participation as an officer, director, consultant or employee of any entity (other than Company) must be disclosed to Company and the Board of Directors of Company. Additionally, Executive shall disclose to Company and the Board of Directors of Company any interest in a company that is engaged in a Competing Business as defined in Section 10, below, unless such interest constitutes less than 1% of the issued and outstanding equity of such company.

(c) Section 16. If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 under the Securities Exchange Act of 1934, Executive will provide to Company a written representation in a form acceptable to Company that all reportable pre-termination securities transactions relating to Executive have been reported.

3. COMPENSATION.

(a) Base Salary. Company shall pay Executive a “Base Salary” in consideration for Executive’s services to Company, payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company’s executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

(b) Incentive Compensation. Executive shall be eligible for an incentive bonus pursuant to one or more incentive compensation plans established by the Company from time to time (each, an “Incentive Compensation Plan”). The amount of such incentive bonus, if any, shall be based on the extent to which Executive or Company, or any combination of Executive, Company and Company’s direct and indirect subsidiaries, achieve objectives set forth in the Incentive Compensation Plan, or Incentive Compensation Plans, for the relevant time period. For purposes of this Agreement, Incentive Compensation Plan, and Incentive Compensation Plans, does not include any employee benefit, stock option, restricted stock or other equity-based plan, and the benefits under such plans shall be governed by their respective plan documents.

(c) Incentive and Benefit Plans. Executive will be entitled to participate in those benefit plans generally provided for Company’s executives in the same or a similar tier of management, in accordance with the terms of such benefit plans. Additionally, Executive shall be entitled to participate in any other benefit plans made available generally to employees of Company from time to time, including but not limited to, any savings plan, life insurance plan and health insurance plan, all subject to any restrictions specified in, or amendments made to, such plans.

4. BUSINESS EXPENSES.

Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive provides Company with receipts to substantiate the business expense in accordance with Company’s policies or otherwise reasonably justifies the expense to Company.

5. DEATH OR DISABILITY.

(a) Death. This Agreement shall terminate upon Executive’s death, but Executive’s estate shall be entitled to receive the Base Salary for ninety (90) days following the date of Executive’s death. Company shall also pay to Executive’s estate (1) with respect to any Incentive Compensation Plan with quarterly objectives, the sum of (i) a prorated portion of any incentive compensation to which Executive would have been entitled (had Executive not died) for the quarter in which Executive died and (ii) the amount of incentive compensation for the last completed quarter prior to the date of Executive’s death, plus (2) with respect to any Incentive Compensation Plan with annual objectives, a prorated bonus for the year in which the Executive died, each to be calculated as soon as reasonably practicable, allowing Company a sufficient amount of time to calculate such amount.

(b) Disability. This Agreement shall also terminate in the event of Executive’s “Disability.” For purposes of this Agreement, “Disability” means the inability of Executive to perform Executive’s essential job duties, with or without a reasonable accomodation, for a period of thirty (30) consecutive days or for sixty (60) days within any period of one-hundred and eighty (180) days due to a physical or mental injury or illness that occurs while Executive is actively employed by Company. Any dispute concerning whether Disability has occurred will be determined by a physician selected by Company. If this Agreement is terminated due to Executive’s Disability, Executive shall receive the Base Salary for ninety (90) days following the date of termination and (1) with respect to any Incentive Compensation Plan with quarterly objectives, the sum of (i) a prorated portion of any incentive compensation to which Executive would have been entitled (had termination not occurred) for the quarter in which this Agreement is terminated due to Executive’s disability and (ii) the amount of incentive compensation for the last completed quarter prior to the date of termination, plus (2) with respect to any Incentive Compensation Plan with annual objectives, a prorated bonus for the year in which termination occurs, each to be calculated as soon as reasonably practicable, allowing Company a sufficient amount of time to calculate such amount.

6. TERMINATION BY COMPANY.

(a) Termination for Cause. Company may terminate this Agreement at any time during the Initial Term or any Renewal Term for “Cause” upon written notice to Executive. If Company terminates this Agreement for “Cause,” Executive’s Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, incentive compensation payments or any other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit plans in which Executive participates and any accrued compensation, accrued and unused vacation pay and similar items. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive’s employment by Company for one or more of the following reasons: (1) the misappropriation (or attempted misappropriation) of any of Company’s funds or property; (2) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or misdemeanor which involves moral turpitude or a fraudulent act; (3) willful and significant or repeated neglect of duties (after notice and opportunity to cure); (4) acts of material dishonesty, disloyalty or insubordination toward Company; (5) material violation of Company’s Values or any material policy with respect to Company’s business or operations (after notice and opportunity to cure); (6) significant and repeated deficiencies with respect to performance objectives assigned by the Chief Executive Officer of Company (after notice and opportunity to cure); (7) insolvency of Company; or (8) Executive’s material breach of this Agreement. If Executive is terminated for Cause, Company shall be obligated to pay Executive only the Base Salary (from Section 3(a)) and benefits (from Section 4) due to Executive through the termination date, and Executive will not be entitled to, nor will Executive receive, any type of severance payment.

(b) Termination Without Cause. Company also may terminate Executive’s employment at any time during the Initial Term or any Renewal Term without Cause. Company may, at its discretion, place Executive on a paid administrative leave prior to the actual date of termination set by Company. During the administrative leave, Company may bar Executive’s access to Company’s offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

(c) Continued Compensation. Should Executive’s employment by Company be terminated without Cause, Executive shall receive as a lump sum within three (3) business days (or sooner if required by law) following such termination the total amount of Executive’s base salary for the remainder of the Initial Term or current Renewal Term. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection, and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(d) Incentive Compensation. If Executive is terminated for Cause, Executive shall not be entitled to receive any incentive compensation payments for the quarter in which Executive’s employment is terminated or for any other periods. If Executive is terminated without Cause, Executive shall receive, in a lump sum, an amount equal to (1) with respect to any Incentive Compensation Plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which the termination takes place and (ii) four times Executive’s highest quarterly bonus of the quarterly bonuses for the four most recently completed quarters, plus (2) with respect to any Incentive Compensation Plan with annual objectives, a prorated bonus for the year in which the termination takes place, each to be paid as soon as reasonably practicable, allowing Company a sufficient amount of time to calculate such amount, but not later than March 15 of the year following the year in which termination takes place. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection, and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(e) Other Plans. Except to the extent specified in this Section 6 and as provided in this Subsection (e), termination of this Agreement shall not affect Executive’s participation in, distributions from, and vested rights under, any employee benefit, stock option, restricted stock or other equity-based plan of, or maintained by or for, Company, which benefits will be governed by the terms of those respective plans, in the event of Executive’s termination of employment.

7. TERMINATION BY EXECUTIVE.

(a) General. Executive may terminate this Agreement at any time, with or without “Good Reason” by providing Company with thirty (30) days advance written notice. Company may, at its discretion, place Executive on a paid administrative leave during all or any part of any such notice period. During the administrative leave, Company may bar Executive’s access to Company’s offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

(b) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean and include (after notice and an opportunity to cure) each of the following (unless Executive has expressly agreed to such event in a signed writing): (1) assignment of Executive to a position other than Chief Financial Officer; (2) any material act or acts of dishonesty by Company directed toward or affecting Executive; (3) any illegal act or instruction directly affecting Executive by Company, which is not withdrawn after the Company is notified of the illegality by Executive; or (4) Company’s material breach of this Agreement.

(c) Effect of Good Reason Termination. If Executive terminates this Agreement for Good Reason (as defined in Section 7(b)), it shall for all purposes be treated as a termination by Company without Cause.

(d) Effect of Termination without Good Reason. If Executive terminates this Agreement without Good Reason, while the termination shall not be characterized as a termination for Cause, it shall for all purposes, result in the same compensation as a termination for Cause.

8. CHANGE IN CONTROL OF COMPANY.

(a) Continued Eligibility to Receive Benefits. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholders. In furtherance of such goal and in further consideration of Executive’s continued employment with Company, if a Change in Control occurs, Executive shall be entitled to a lump-sum severance benefit provided in subparagraph (b) of this Section 8 if, prior to the expiration of twenty-four (24) months after the Change in Control, Executive notifies Company of Executive’s intent to terminate employment with Company for Good Reason or Company terminates Executive’s employment without Cause. If Executive triggers the application of this Section by terminating employment for Good Reason, Executive must do so within sixty (60) days following Executive’s receipt of notice of the occurrence of the last event that constitutes Good Reason. The full severance benefits provided by this Section shall be payable regardless of the period remaining until the expiration of the Agreement without renewal.

(b) Receipt of Benefits. If Executive is entitled to receive a severance benefit pursuant to Section 8(a) hereof:

(1)	within ten (10) days following Executive’s last day of work, Company will provide Executive with a lump sum payment equal to (A) two (2) times the greater of Executive’s highest annualized Base Salary in effect on any date during the Term of this Agreement plus (B) an amount equal to two times the higher annual bonus that would have been awarded, based on the method of calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award.

(2)	Executive shall be vested in any and all equity-based plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay Executive an amount equal to the value of benefits and rights that would have, but for such prohibition, been vested in Executive.

(3)	Executive shall be compensated in a manner selected by Company to provide for life, disability, accident and group health and dental insurance benefits, at substantially the levels Executive was receiving immediately prior to her termination, for a period of time expiring upon the earlier of (i) the end of the period of 42 months following termination of Executive’s employment or (ii) the day on which Executive becomes eligible to receive any substantially similar continuing health care benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto. At Company’s option, Company may satisfy the obligation to provide the benefits pursuant to this Section by either (A) paying for or reimbursing Executive at reasonable intervals for the actual cost of such benefits (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost), (B) payment of a lump sum in the amount of the present value, discounted at Company’s effective borrowing rate, of the premiums for such benefits for the continuing coverage period (which shall be calculated based on the conclusive presumption that the cost or premiums will remain constant at the rate existing for COBRA coverage immediately following termination), or (C) a combination of the foregoing options (for example, Company may elect to pay Executive’s premiums during the period of time covered by COBRA, and thereafter pay a lump sum to cover the present value of the remaining cost).

Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection. If Executive is entitled to receive the payments called for by this Section 8(b), Executive’s right to receive the compensation provided by Section 6(c) or 7(c) shall be reduced to the extent of such payments.

(c) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any one or more of the following events:

(1)	a change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“1934 Act”)), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(2)	any merger, consolidation or liquidation of the Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

(3)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(4)	substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which the Company is a member at the Relevant Date.

(d) Notice of Termination by Executive. Any termination by Executive under this Section 8 shall be communicated by written notice to Company, which notice shall set forth generally the facts and circumstances claimed to provide a basis for such termination.

(e) Gross-Up Allowance.

(1) General Rules. The Code places significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a Change in Control exceed prescribed limits. For example, if Executive’s “Base Period Income” (as defined below) is $100,000 and Executive’s “Total Payments” exceed 299% of such Base Period Income (the “Cap”), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive’s Cap is $299,999, she will not be subject to an excise tax if she receives exactly $299,999. If Executive receives $300,000, she will be subject to an excise tax of $40,000 (20% of $200,000). In the event such a consequence occurs, for any reason, due to this Agreement or otherwise, Company shall pay to Executive a “gross-up allowance” equal in amount to the sum of (i) the excise tax liability of Executive on the Total Payments, and (ii) all the total excise, income, and payroll tax liability of Executive on the “gross-up allowance,” further increased by all additional excise, and income, and payroll tax liability thereon, which increase shall be part of the “gross-up allowance” for purpose of computing the gross-up allowance. Company shall indemnify and hold Executive harmless from such additional tax liability for the income and payroll tax arising from the “gross-up allowance” and all excise tax arising with respect to compensation and other payments made to Executive under this Agreement and excise, income, and payroll tax on the gross-up allowance, and all penalties and interest thereon. The purpose and effect of the gross-up allowance is to cause Executive to have the same net compensation after income, excise, and payroll taxes that Executive would have if there was no tax under Code § 4999.

(2) Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

(i) “Base Period Income”. “Base Period Income” is an amount equal to Executive’s “annualized includable compensation” for the “base period” as defined in Sections 28OG(d)(1) and(2)of the Code and the regulations adopted thereunder. Generally, Executive’s “annualized includable compensation” is the average of her annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change of Control occurs.

(ii) “Cap” or “280G Cap”. “Cap” or “28OG Cap” shall mean an amount equal to 2.99 times Executive’s “Base Period Income.” This is the maximum amount which she may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 28OG of the Code.

(iii) “Total Payments”. The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive’s benefit, the receipt of which is contingent or deemed contingent on a Change of Control and to which Section 28OG of the Code applies.

(f) Effect of Repeal. In the event that the provisions of Sections 28OG and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

(g) Employment by Successor. For purposes of this Agreement, employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the benefits provided by Section 8 unless Executive’s employment with the successor is subsequently terminated without Cause within twenty-four (24) months following the Change in Control or Executive terminates employment for Good Reason.

9. CONFIDENTIALITY.

Because of Executive’s knowledge of and participation in executive issues and decisions as a result of Executive’s present and former executive positions, for purposes of Sections 9 and 10 of this Agreement, “Company” shall be interpreted to include Company and all of its direct and indirect subsidiaries.

Executive covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company’s confidential data, including but not limited to information and documents concerning Company’s business, clients, and suppliers, market methods, files, trade secrets, or other “know-how” or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into Executive’s possession, knowledge, or custody concerning the business of Company, except as such disclosure may be required by law or in connection with Executive’s employment hereunder or except as such matters may have been known to Executive at the time of Executive’s employment by Company. This covenant and agreement of Executive shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Company.

10. RESTRICTIVE COVENANTS.

(a) Covenant Not To Compete. In consideration of Company’s agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that, for a period of time equal to the time remaining in the Initial Term or any Renewal Term (or if, but only if, a court or tribunal of final authority finds that this period is unenforceable because it is unreasonably long, then, if it would shorten the duration, for six months) following the termination of Executive’s employment for any reason and so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, Executive will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a “Competing Business” of such company in the Restricted Territory, as defined below. For purposes of this Agreement, Executive shall be deemed to be engaged in a “Competing Business” if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company and its operating subsidiaries and affiliates are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Executive’s termination of employment. Nothing in this Subsection is intended to limit Executive’s ability to own equity in a public company constituting less than one percent (1%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof.

(b) Non-Solicitation. Executive recognizes that Company’s clients are valuable and proprietary resources of Company. Accordingly, Executive agrees that for a period of time following the termination of Executive’s employment for any reason equal to the time remaining in the Initial Term or any Renewal Term (or if, but only if, a court or tribunal of final authority finds that this period is unenforceable because it is unreasonably long, then, if it would shorten the duration, for six months), and only so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity which obtained products or services from Company at any time during Executive’s employment with Company, Executive will not solicit business for or in connection with a Competing Business from any individual or entity which may have been solicited by Executive on behalf of Company, and Executive will not solicit, hire or engage employees of Company who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business.

(c) Restricted Territory. Executive and Company understand and agree that Company’s business is not geographically restricted and is unrelated to the physical location of Company facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, facsimile transmissions and other means of electronic information and product distribution. Executive and Company further understand and agree that Executive will, in part, work toward expanding Company’s markets and geographic business territories and will be compensated for performing this work on behalf of Company.

Accordingly, Company has a protectable business interest in, and the parties intend the Restricted Territory to encompass, each and every location from which Exectutive could engage in a Competing Business in any country, state, province, county or other political subdivision in which Company has clients, employees, suppliers, distributors or other business partners or operations. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall include each location from which Executive can conduct business in any of the following locations: each state in the United States in which Company conducts sales or operations, each province within Canada in which Company conducts sales or operations, and each political subdivision of the United Kingdom in which Company conducts sales or operations. If, but only if, this Restricted Territory is held to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be any location within a fifty (50) mile radius of any Company office.

(d) Remedies; Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 10 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive; (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants; and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

Executive also expressly acknowledges and agrees that Executive’s covenants and agreements in this Section 10 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.

11. BENEFIT AND BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including, but not limited to, any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, Executive’s heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

12. FREEDOM FROM RESTRICTIONS.

Executive represents and warrants that Executive has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Executive’s employment by Company including Executive’s compliance with the terms of this Agreement. In particular, Executive is not subject to a valid, pre-existing non-competition agreement which prohibits Executive from fulfilling Executive’s job duties as set out in Section 2(a) of this Agreement, and no restrictions or limitations exist respecting Executive’s ability to perform fully Executive’s obligations to Company, including Executive’s compliance with the terms of this Agreement.

13. THIRD-PARTY TRADE SECRETS.

During the term of this Agreement, Executive agrees not to copy, refer to, or in any way use, information that is proprietary to any third party (including any previous employer). Executive represents and warrants that Executive has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies proprietary information from any third party, and that Executive does not intend to copy, refer to, or in any way use, information that is proprietary to any third party in performing duties for Company.

14. NOTICES.

All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to Company, to:	Insight Enterprises, Inc. Attn: Chief Executive Officer 1305 West Auto Drive Tempe, Arizona 85284
With a copy to:	Insight Enterprises, Inc. Attn: Legal Department 1305 West Auto Drive Tempe, Arizona 85284
If to Executive, to:	Glynis A. Bryan 6814 North First Place Phoenix, Arizona 85012

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

15.	NONDELEGABILITY OF EXECUTIVE’S RIGHTS AND COMPANY ASSIGNMENT RIGHTS.

The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Executive, Company may transfer Executive to an affiliate of Company, which affiliate shall assume the obligations of Company under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring Company or its business.

16. SEVERABILITY.

If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (1) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (2) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

17. ARBITRATION.

The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, or Executive’s employment or compensation, shall be subject to binding arbitration in Maricopa County, Arizona, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, or by a judge to be mutually agreed upon. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that if Company initiates the arbitral proceedings, it shall advance the costs of the arbitration. If Executive initiates the arbitral proceedings, Executive shall pay the greater of $200.00 or the initial filing fee Executive would have had to pay if Executive had initiated the case in Maricopa County courts. Company shall advance the remaining arbitration costs. The prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs.

18. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

19. ENTIRE AGREEMENT.

The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future stock option, health, benefit and similar plans or agreements.

20. GOVERNING LAW.

This Agreement and Executive’s employment shall be governed in all respects by the laws of the State of Arizona as governs transactions occurring entirely within Arizona among Arizona residents, except as preempted by Federal Law.

21. DEFINITIONS.

Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

22. TERMINATION OF EMPLOYMENT.

The termination of this Agreement by either party also shall result in the termination of Executive’s employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

23. TIME IS OF THE ESSENCE.

Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

24. CONSTRUCTION.

This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. Whenever the words “include,” “includes,” or “including” are used in the Agreement, they shall be deemed to be followed by the words “without limitation.”

Company:

Insight Enterprises, Inc.,

a Delaware corporation

By: /s/ Richard A. Fennessy
Name: Rich Fennessy
Title: Chief Executive Officer
Executive:
/s/ Glynis A. Bryan
Glynis A. Bryan